Exhibit 10.2
Amendment No. 1
To the Compass, Inc.
2021 Equity Incentive Plan

This AMENDMENT NO. 1 (this “Amendment”) to the Compass, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”) is effective as of January 9, 2026 (the “Amendment Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.
WHEREAS, Compass, Inc., a Delaware corporation (the “Company”), previously established and maintains the Plan;
WHEREAS, on January 9, 2026, the Company acquired Anywhere Real Estate Inc., a Delaware corporation (“Anywhere”), pursuant to the Agreement and Plan of Merger, dated as of September 22, 2025 (the “Merger Agreement”), by and among the Company, Anywhere and Velocity Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the transactions contemplated by the Merger Agreement, the “Merger”);
WHEREAS, in connection with the closing of the Merger and Rule 303A.08 of the NYSE Listed Company Manual, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to assume the shares remaining available for issuance under the Anywhere Third Amended and Restated 2018 Long-Term Incentive Plan, as adjusted by the Exchange Ratio (as defined in the Merger Agreement); and
WHEREAS, pursuant to Section 24 of the Plan, the Board may amend the Plan at any time in accordance with the terms thereof.
NOW, THEREFORE, pursuant to the powers enumerated in Section 24 of the Plan, the Company amends the Plan as follows, effective as of the Amendment Effective Date upon the closing of the Merger:
1.Section 2.1 of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:
2.1. Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is (a) the twenty nine million, six hundred sixty six thousand, four hundred and eighty (29,666,480) Shares initially reserved for issuance as of the date of adoption of the Plan by the Board (as further increased pursuant to Section 2.4), plus (b) any reserved Shares not issued or subject to outstanding awards granted under the Company’s 2012 Stock Incentive Plan, as amended (the “Prior Plan”), that cease to be subject to such awards by forfeiture or otherwise after the Effective Date, (c) Shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited, (d) Shares issued under the Prior Plan that are repurchased by the Company at the original purchase price or are otherwise forfeited, (e) Shares that are subject to stock options or other awards under the Prior Plan that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award and (f) 9,762,798 Shares assumed from the Anywhere Real Estate Inc. Third Amended and Restated 2018 Long-Term Incentive Plan (the “Anywhere Shares”) that became available as of January 9, 2026. Notwithstanding anything to the contrary contained herein, (i) the Anywhere Shares may not be granted pursuant to awards to individuals who were employed by the Company immediately prior to January 9, 2026 and (ii) the Anywhere Shares will not be available for grant under the Plan after February 27, 2033.
2.This Amendment shall be interpreted and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, and applicable federal law. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.
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